UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 4, 2015
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2015, Steven Madden, Ltd. (the “Company”) announced the appointment of Amelia Newton Varela to the newly-created position of President of the Company. Prior to this appointment, Ms. Varela served as Executive Vice President – Wholesale of the Company.

In connection with Ms. Varela’s appointment as President, on September 4, 2015, the Company entered into an amendment (the “Amendment”) to its existing employment agreement dated January 10, 2014 (the “Varela Employment Agreement”) with Ms. Varela. The Amendment reflects the change in Ms. Varela’s job title and increases her annual base salary to $600,000 through the end of the term of the Varela Employment Agreement on December 31, 2016. Prior to the Amendment, pursuant to the terms of the Varela Employment Agreement, Ms. Varela was entitled to an annual performance-based cash bonus for each of the fiscal years ending December 31, 2015 and 2016 in an amount equal to 2% of the increase, if any, in the Wholesale Division EBIT (earnings before interest and taxes) for each such year over the Wholesale Division EBIT for the immediately preceding year, less any deductions required to be withheld by applicable laws and regulations. The Amendment does not affect any change in Ms. Varela’s bonus for the fiscal year ending December 31, 2015; however, pursuant to the Amendment, Ms. Varela is entitled to a performance-based cash bonus for the fiscal year ending December 31, 2016 in an amount equal to 2% of the increase, if any, in the Company’s total EBIT for the fiscal year 2016 over the Company’s total EBIT for fiscal year 2015, less any deductions required to be withheld by applicable laws and regulations. EBIT attributable to any business acquired by the Company after September 4, 2015 will not be included in the calculation for the purpose of determining Ms. Varela’s annual bonus. Ms. Varela’s annual bonus, if any, will be paid to her on or about March 15 of the year immediately following the year in which it was earned. All other terms of the Varela Employment Agreement remain unchanged.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

On September 8, 2015, the Company also announced the appointment of Karla Frieders to the newly-created position of Chief Merchandising Officer of the Company. Prior to this appointment, Ms. Frieders served as Executive Vice President of Product Development of the Company.

In connection with Ms. Frieders’ appointment as Chief Merchandising Officer, on September 4, 2015, the Company entered into an employment agreement with Ms. Frieders (the “Frieders Employment Agreement”), pursuant to which Ms. Frieders will serve as Chief Merchandising Officer of the Company for a term commencing on September 4, 2015 and ending on February 29, 2017, unless sooner terminated in accordance with the terms thereof. Pursuant to the terms of the Frieders Employment Agreement, Ms. Frieders will receive an annual base salary during the term of $440,000. In addition, the Frieders Employment Agreement entitles Ms. Frieders to an annual performance-based bonus for each of the fiscal years ending December 31, 2015 and 2016 in an amount to be determined by the Company in its absolute discretion, which bonus, if any, will be paid to her on or about March 15 of the year immediately following the year in which it was earned.

The Company may terminate Ms. Frieders’ employment for Cause (as defined in the Frieders Employment Agreement) in which event Ms. Frieders would be entitled to receive only her accrued and unpaid compensation through the date of termination. The Frieders Employment Agreement provides that in the event Ms. Frieders’ employment is terminated by the Company without Cause, Ms. Frieders would be entitled to receive payment of her annual base salary, payable at regular payroll intervals, from the date of termination of employment through the remainder of the term.

The foregoing description of the Frieders Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Frieders Employment Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	First Amendment to Employment Agreement, dated as of September 4, 2015, between the Company and Amelia Newton Varela.

10.2	Employment Agreement, dated as of September 4, 2015, between the Company and Karla Frieders

99.1	Press Release, dated September 8, 2015, issued by Steven Madden, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2015

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer